EXHIBIT 3.4

               BYLAWS AMENDMENT ADOPTED BY THE BOARD OF DIRECTORS
             OF CASTLE DENTAL CENTERS, INC. ON _______________, 1996


BYLAWS

        RESOLVED, that in accordance with Article VII of the Certificate of Incorporation of the Corporation, Section 4 of Article 2 of the Corporation's Bylaws shall be amended to read in its entirety as follows:

        "SECTION 2.4. SPECIAL MEETINGS. Unless otherwise provided in the charter documents of the Corporation, special meetings of the stockholders for any purpose or purposes may be called at any time by the Chief Executive Officer, by a majority of the Board of Directors, or by a majority of the executive committee (if any), at such time and at such place as may be stated in the notice of the meeting. Business transacted at such meeting shall be confined to the purpose(s) stated in the notice of such meeting."

        RESOLVED, that Section 12 of Article 2 shall be amended to read in its entirety as follows:

        "SECTION 2.12.ACTION WITHOUT MEETING. Unless otherwise provided in the charter documents of the Corporation, prior to a firm commitment underwritten public offering of the Corporation's Common Stock in which gross proceeds equal or exceed $25 million before deducting underwriters' discounts and other expenses of the offering (the "Offering"), any action permitted or required by law, the charter documents of the Corporation or these Bylaws to be taken at a meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the state of incorporation, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

        Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this Section to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in the state of incorporation, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

        Prompt notice of the taking of corporation action without a meeting by less than a unanimous written consent shall be given by the Secretary to those stockholders who have not consented in writing.

        Subsequent to the Offering, any action required or permitted to be taken by the Stockholders must be effected at a duly called annual or special meeting of Stockholders and may not be effected without such a meeting by any consent in writing by such holders."

        RESOLVED, that the following Sections shall be added to Article 2 of the Corporation's Bylaws:

        "SECTION 2.13. CHAIRMAN OF STOCKHOLDER MEETINGS. Each annual and special meeting of Stockholders held in person shall be presided over by a chairman, who shall have the exclusive authority to, among other things, determine (a) whether business and nominations have been properly brought before such meetings, and (b) the order in which business and nominations properly brought before such meeting shall be considered. The chairman of each annual and special meeting shall be the Chairman of the Board of Directors, or such person as shall be appointed by the resolution approved by the majority of the Board of Directors.

        SECTION 2.14.  NOTICE OF STOCKHOLDER BUSINESS AND NOMINATIONS.

                (a)     ANNUAL MEETINGS OF STOCKHOLDERS.

                        (i) Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the Stockholders may be made at an annual meeting of Stockholders (A) pursuant to the Corporation's notice of meeting, (B) by or at the direction of the Board of Directors or (C) by any Stockholder who was a Stockholder of record at the time of giving of notice provided for in this Section, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section.

                        (ii) For nominations or other business to be properly brought before an annual meeting by a Stockholder pursuant to section

                        2.14(a)(i) of this ARTICLE 2, the Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for Stockholder action. To be timely, a Stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the first
                        (1st) anniversary of the preceding year's annual meeting; PROVIDED, HOWEVER, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the Stockholder to be timely must be so delivered not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a Stockholders's notice as described above. Such Stockholder's notice shall set forth:

                                (A) as to each person whom the Stockholder proposes to nominate for election or reelection as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and Rule 14a- 11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected);

                                (B) as to any other business that the
                                Stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such Stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

                                (C) as to the Stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such Stockholder, as they appear on the Corporations's books, and of such beneficial owner and (2) the class and number of shares of the Corporation which are owned beneficially and of record by such Stockholder and such beneficial owner.

                        (iii) Notwithstanding anything in the second sentence of
                        Section 2.14(a)(ii) of this ARTICLE 2 to the contrary, in the event that the number of Directors to be elected to the Board of Directors is increased and there is no public announcement by the Corporation naming all of the nominees for Director or specifying the size of the increased Board of Directors at least seventy (70) days prior to the first (1st) anniversary of the preceding year's annual meeting, a Stockholder's notice required by this Section shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

                (b) SPECIAL MEETINGS OF STOCKHOLDERS. Only such business shall be conducted at a special meeting of Stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of Stockholders at which Directors are to be elected pursuant to the Corporation's notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that Directors shall be elected at such meeting, by any Stockholder who is a Stockholder of record at the time of giving of notice provided for in this Section 2.14, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.14. In the event the Corporation calls a special meeting of Stockholders for the purpose of electing one or more Directors to the Board of Directors, any such Stockholder may nominate a person or persons (as the case may be), for election to such positions(s) as specified in the Corporation's notice of meeting, if the Stockholder's notice required by Section 2.14(a)(ii) of this ARTICLE 2 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the ninetieth (90th) day prior to such special meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a Stockholder's notice as described above.

                (c) GENERAL.

                        (i) Only such persons who are nominated in accordance with the procedures set forth in this Section 2.14 shall be eligible to serve as Directors and only such business shall be conducted at a meeting of Stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.14. Except as otherwise provided by applicable law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.14 and, if any proposed nomination or business is not in compliance with this Section 2.14, to declare that such defective proposal or nomination shall be disregarded.

                        (ii) For purposes of this Section 2.14, "PUBLIC ANNOUNCEMENT" shall mean disclosure in a press release reported by the Dow Jones News Service, Associate Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

                        (iii) Notwithstanding the foregoing provisions of this
                        Section 2.14, a Stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.14. Nothing in this
                        Section 2.14 shall be deemed to affect any rights

                                (A) of Stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act; or

                                (B) of the holders of any series of Common Stock or Preferred Stock or any outstanding Voting Indebtedness to elect Directors under specified circumstances.

        Notwithstanding any other provisions of the Certificate of Incorporation of the Corporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of this
        Section 2.14 of ARTICLE 2 may be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least 80 percent of the combined voting power of the then outstanding shares of the Corporation's stock entitled to vote generally at elections of Directors voting together as a single class, and at least 80 percent of each class, series and issuance of combined voting power of the then outstanding shares of the Corporation's stock entitled to vote generally at elections of Directors voting separately as a class, series and issuance."

; and further

        RESOLVED, that Section 8.1 of the Corporation's Bylaws is hereby amended to read in its entirety as follows:

        "SECTION 8.1. AMENDMENTS. The Board of Directors shall have the power to adopt, amend and repeal from time to time Bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to amend or repeal such Bylaws as adopted or amended by the Board of Directors; provided, however, that unless a different percentage is called for in a particular provision hereof, any amendment or repeal of the Bylaws of the Corporation by the stockholders shall be by a vote of the holders of at least 66 2/3 percent of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal."